EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Linux Gold Corp.

                We consent to the use of our report dated June 12, 2006 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2006 that is included in the Company's Form F-3 filing, which is included, by reference in the Company's Form S-8.

Dated this 22nd day of August, 2006

/s/ Smythe Ratcliffe
Smythe Ratcliffe
Chartered Accountants